FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 19, 2014

UNITED STATES CELLULAR CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	1-9712	62-1147325
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8410 West Bryn Mawr, Chicago, Illinois		60631
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (773) 399-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following information is being provided pursuant to paragraph (e) of Item 5.02 of Form 8-K:

1.  United States Cellular Corporation’s 2014 Executive Officer Annual Incentive Plan.

As of August 19, 2014, the United States Cellular Corporation (“U.S. Cellular”) 2014 Executive Officer Annual Incentive Plan Effective January 1, 2014 (“2014 Incentive Plan”) was approved by both U.S. Cellular’s Chairman and by U.S. Cellular’s President and Chief Executive Officer. Neither the Chairman nor the President and Chief Executive Officer participate in such plan.

The purposes of the 2014 Incentive Plan are: to provide incentive for the executive officers of U.S. Cellular to extend their best efforts toward achieving superior results in relation to key business measures; to reward U.S. Cellular’s executive officers in relation to their success in meeting and exceeding the performance targets; and to help U.S. Cellular attract and retain talented leaders in positions of critical importance to the success of U.S. Cellular. Eligible participants in the 2014 Incentive Plan are all executive officers of U.S. Cellular, which are defined in the 2014 Incentive Plan as all executive vice presidents and the senior vice president – chief human resources officer.

The following performance measures will be considered for the purposes of the 2014 Incentive Plan:

Company Performance	Component Weighting	Overall Plan Weighting
Consolidated Total Revenues	40%	24%
Consolidated Adjusted Income Before Income Taxes	35%	21%
Consolidated Capital Expenditures	25%	15%
Company Performance		60%

Chairman Assessment on Strategic Initiatives		10%

Individual Performance		30%

It is anticipated that bonuses for 2014 will be paid on or after January 1, 2015 but no later than March 15, 2015.  No bonus is due unless an executive officer remains employed through the bonus payout date except that an executive officer who separates due to retirement or death is eligible for a pro-rated bonus.  In addition, the President and CEO may approve a bonus, or a pro-rated bonus, for an executive officer who is not employed through the bonus payout date.

Any compensation earned or paid pursuant to the 2014 Incentive Plan is subject to forfeiture, recovery by U.S. Cellular, or other action pursuant to any clawback or recoupment policy which U.S. Cellular may adopt from time to time, including without limitation any such policy which U.S. Cellular may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

The foregoing description of the 2014 Incentive Plan is not purported to be complete with respect to the material terms of such plan and is qualified by reference to the complete 2014 Incentive Plan for the material terms of such plan, which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

2.  Guidelines for the Determination of Annual Bonus for President and Chief Executive Officer of U.S. Cellular.

As of August 19, 2014, the Chairman of U.S. Cellular established Guidelines for the Determination of Annual Bonus for the President and Chief Executive Officer of U.S. Cellular effective for performance years commencing on or after January 1, 2014 (“CEO Bonus Guidelines”). The CEO Bonus Guidelines provide that the Chairman of U.S. Cellular will determine in his sole discretion whether an annual bonus will be payable to the President for a performance year and, if so, the amount of such bonus, considering certain specified factors and such other factors that the Chairman determines relevant.

The CEO Bonus Guidelines provide, with limited exception, that any bonus awarded will have a payment deadline of March 15 in the year following the performance period.  By specifying such payment deadline in writing, U.S. Cellular ensures that any bonus awarded will comply with Section 409A of the Internal Revenue Code.

The preceding simply are guidelines.  Notwithstanding anything to the contrary, 100% of the bonus is discretionary, and the President shall have no right or expectation with respect to any bonus and no bonus shall vest until the date the bonus is paid.  The bonus is not earned by the President, nor does the President have a legally binding right to the bonus, unless and until the bonus amount, if any, is paid.  To the extent and only to the extent that any bonus is paid for a performance year, such bonus shall be deemed to have been earned on December 31 of that performance year.

The foregoing description is qualified by reference to the CEO Bonus Guidelines which are attached hereto as Exhibit 10.2 and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits:

In accordance with the provisions of Item 601 of Regulation S-K, any exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

United States Cellular Corporation
(Registrant)

Date:	August 22, 2014

By:	/s/ Steven T. Campbell
Steven T. Campbell
Executive Vice President - Finance,
Chief Financial Officer and Treasurer

EXHIBIT INDEX

The following exhibits are filed or furnished herewith as noted below.

Exhibit No.	Description
10.1	United States Cellular Corporation 2014 Officer Annual Incentive Plan Effective January 1, 2014

10.2	Guidelines for the Determination of Annual Bonus for President and Chief Executive Officer of U.S. Cellular.